EXHIBIT 99.2

Important Notice to U.S. Shareholders

This share exchange and business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country (Japan), which are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

To all shareholders

Matters Disclosed on the Internet Concerning

Notice of Convocation of the Ordinary General

Meeting of Shareholders for the 104th Term

Business Report

　■ Systems for Ensuring Proper Business Operations and

　　Outline of Operational Status of the Systems

Consolidated Financial Statements

　■ Consolidated Statement of Changes in Shareholders’ Equity

　■ Notes to Consolidated Financial Statements

Non-Consolidated Financial Statements

　■ Statement of Changes in Shareholders’ Equity

　■ Notes to Non-Consolidated Financial Statements

(From April 1, 2021 to March 31, 2022)

Shin-Keisei Electric Railway Co., Ltd.

The above items are posted on the Shin-Keisei’s website (https://www.shinkeisei.co.jp/) for shareholders to be provided therewith under the provisions of relevant laws and regulations, as well as Article 16 of the Articles of Incorporation of Shin-Keisei.

Systems for Ensuring Proper Business Operations and Outline of Operational Status of the Systems

1.         Systems for Ensuring Proper Business Operations

Shin-Keisei has developed the basic policy on the system for ensuring that directors execute their duties in compliance with laws and regulations as well as the Articles of Incorporation, and other systems for ensuring proper corporate business operations (hereinafter referred to as “Internal Control Systems”) as follows:

Basic Policy on Internal Control Systems

[Basic Management Policy]

Shin-Keisei and its group companies strive to continuously improve their corporate values for the purpose of being companies that contribute to the development of local communities based on legal and proper business activities in order to be trusted by customers, provide customers with safe and comfortable transportation and other services, and fulfill their corporate social responsibilities.

(1)         System for ensuring that directors and employees execute their duties in compliance with laws and regulations as well as the Articles of Incorporation

(i)

The compliance subcommittee constituted by Shin-Keisei and its subsidiaries as a specialized organization in the internal control committee will supervise efforts for compliance. Shin-Keisei will thoroughly familiarize its directors and employees with the code of conduct it has formulated to handle specific matters including compliance issues.

(ii)	Shin-Keisei will resolutely deal with antisocial forces based on the code of conduct, and in no event will it have any relationships with antisocial forces.
(iii)

Shin-Keisei will strive to reinforce the system for preventing violations and other misconduct in the company by making use of compliance counters established under the whistleblower system handling rules.

(iv)	The internal audit department will conduct internal audits with respect to the safeguarding of assets and the operation of business.

(2)         System for retaining and managing information related to duties executed by directors

(i)

Documents related to the execution of duties such as the minutes of general meetings of shareholders, meetings of the board of directors and meetings of managing directors will be retained based on the document retention regulations. With respect to the management of information, rules for information security and personal information protection will govern.

(3)         Regulations and other systems for the management of risk of loss

(i)

The risk management subcommittee constituted by Shin-Keisei and its subsidiaries established as a specialized organization in the internal control committee from a risk management perspective will analyze and evaluate risks that may seriously affect business, develop and maintain a system for preventing risks from occurring, and deal with risks that have occurred.

(ii)

Shin-Keisei will continuously review rules, business processes and procedures as needed, and regularly provide employees with training based on the emergency measures rules so that it is able to promptly establish a necessary system if an emergency event such as a serious incident or a natural disaster occurs. If an event such as a large-scale earthquake occurs, Shin-Keisei will make efforts for business continuity and early recovery based on the business continuity plan.

(iii)	If a problem occurs with antisocial forces, Shin-Keisei will systematically deal with the problem including taking legal action in cooperation with external specialist organizations.

(4)         System for ensuring the efficient execution of duties by directors

(i)

The board of directors, which holds meetings nine (9) times a year, in principle, will decide important matters and supervise directors in the performance of their business. Managing directors will, at their meetings held once a week, in principle, make decisions related to basic matters for the performance of business and other important matters.

(ii)	Shin-Keisei will formulate the management plan for the performance of business, and directors will perform their business based on the plan.
(iii)	Shin-Keisei will clarify the administrative authority and responsibility of each director based on the rules for the office organization, segregation of duties and administrative authority.

(5)         System for ensuring proper business operations in the corporate group consisting of Shin-Keisei and its subsidiaries

(i)	System for ensuring that directors and employees of subsidiaries execute their duties in compliance with laws and regulations as well as the Articles of Incorporation
•

The compliance subcommittee constituted by Shin-Keisei and its subsidiaries will try to enhance compliance systems in the subsidiaries. Shin-Keisei will try to thoroughly familiarize its subsidiaries with the code of conduct it has formulated.

•	Shin-Keisei will strive to reinforce the system for preventing violations and other misconduct by making use of its compliance counters.
•	The internal audit department will conduct internal audits for subsidiaries.
(ii)	System for reports to Shin-Keisei on matters related to the execution of duties by directors of subsidiaries
•

Shin-Keisei will clarify matters on which its subsidiaries should report to Shin-Keisei based on the related company management regulations, and based thereon, receive reports from, and as needed, give guidance to the companies.

(iii)	Regulations and other systems for the management of risk of loss to subsidiaries
•	The risk management subcommittee constituted by Shin-Keisei and its subsidiaries will manage risks related to the business of the subsidiaries.
(iv)	System for ensuring the efficient execution of duties by directors of subsidiaries
•	The department managing subsidiaries will manage the companies based on the related company management regulations.
•	The meetings of the group company presidents will be regularly held to share management information, and Shin-Keisei will give guidance at such meeting as needed.
•	Shin-Keisei will have its subsidiaries formulate the management plan, and have them execute their duties based on the plan.

(6)         Matters related to employees who are to assist audit and supervisory board members in executing duties where the members request that such employees be assigned

(i)

Shin-Keisei has the audit and supervisory board office as the organization that is to assist audit and supervisory board members, and will assign necessary employees for assistance in the execution of duties of the members.

(7)         Matters related to the independence of employees who are to assist audit and supervisory board members in executing duties from directors, and matters for ensuring the effectiveness of audit and supervisory board members’ instructions to the employees

(i)	Employees assigned to the audit and supervisory board office will be dedicated employees who are not directed or supervised by directors.
(ii)

It will be required that matters such as personnel affairs of employees assigned to the audit and supervisory board office and organizational changes to the office be approved by audit and supervisory board members.

(8)         System for reports to audit and supervisory board members

(i)	System for directors and employees to report to audit and supervisory board members
•

Directors and employees will, when finding a fact that is likely to cause any significant loss or damage, or a material event such as a serious incident to Shin-Keisei, report to audit and supervisory board members thereon.

•	Directors and employees will promptly report to audit and supervisory board members when the members request that they report to the members on matters related to the execution of duties.
(ii)	System for directors, audit and supervisory board members and employees of subsidiaries, or persons who received reports therefrom to report to the audit and supervisory board members of Shin-Keisei
•

A director, an audit and supervisory board member or an employee of a subsidiary who found a fact that is likely to cause any significant loss or damage, or a material event such as a serious incident to Shin-Keisei or the subsidiary, or a person who received such report from the director, audit and supervisory board member or employee will report to audit and supervisory board members of Shin-Keisei thereon in a timely and appropriate manner.

•

Directors and employees of subsidiaries will promptly report to audit and supervisory board members of Shin-Keisei when the members request that they report to the members on matters related to the execution of duties.

(9)         System for ensuring that persons who have reported to audit and supervisory board members are not treated in a disadvantageous manner on the grounds of such report

(i)	Shin-Keisei will not treat persons who have reported to audit and supervisory board members in a disadvantageous manner in accordance with the whistleblower system handling rules.

(10) Matters related to the policy on procedures for paying in advance or reimbursing expenses incurred by audit and supervisory board members in executing their duties, or other processing of expenses or obligations resulting from the execution of the duties

(i)

When audit and supervisory board members request that expenses to be incurred or already incurred for the execution of their duties be paid in advance or otherwise handled, Shin-Keisei will promptly process the expenses or obligations.

(11) Other systems for ensuring effective audits by audit and supervisory board members

(i)

Audit and supervisory board members will attend meetings such as meetings of managing directors that are important for the execution of directors’ duties, state opinions as needed, and grasp the process of making important decisions, as well as the status of performance of directors’ business through means such as inspection of important documents related to the execution of their duties.

(ii)	Audit and supervisory board members will exchange audit information with the accounting auditor of Shin-Keisei, and cooperate with the internal audit department.

2. Outline of Operational Status of Systems for Ensuring Proper Business Operations Shin-Keisei has developed systems listed in the “Basic Policy on Internal Control Systems” and based on the Basic Policy, been making the following efforts:

(1) Execution of duties by directors

The board of directors of Shin-Keisei held meetings eight (8) times to decide important matters in line with laws and regulations as well as the Articles of Incorporation, and to supervise directors in the performance of their business which was based on the mid-term management plan (amended plan for the fiscal year 2021).

(2) Thorough compliance

The compliance subcommittee constituted by Shin-Keisei and its subsidiaries held meetings twice to integrate various efforts including compliance training programs.

Through “compliance counters” established in and outside the company as a whistleblower system, the subcommittee strived to enhance the whistleblower system and continuously familiarized employees with the system.

In addition, the internal audit department conducted internal audits based on the audit plan with respect to the safeguarding of assets and the operation of business of Shin-Keisei and its subsidiaries.

The subcommittee also familiarized Shin-Keisei and its subsidiaries with the code of conduct for complying with social norms and fulfilling their corporate social responsibilities.

(3) Risk management

The risk management subcommittee constituted by Shin-Keisei and its subsidiaries held meetings four (4) times to regularly review the identification, classification and evaluation of risks, and verified measures taken therefor.

Various training programs were provided for ensuring transportation safety assuming railroad accidents should they occur.

For the spread of the novel coronavirus disease, the novel coronavirus response headquarters have been mainly taking measures to prevent infection spread according to the directions of the central and local governments.

(4) Proper business operations in subsidiaries

The department managing subsidiaries managed the companies based on the related company management regulations, and the meetings of the group company presidents were regularly held to share management information with Shin-Keisei.

(5) Execution of duties by audit and supervisor board members

The audit and supervisory board of Shin-Keisei held meetings seven (7) times and its members conducted audits based on the audit plan established by the board. The members confirmed the conduct of audits on directors in executing their duties, and the development and operation of internal controls, through attendance in meetings of the board of directors and regular exchange of opinions between the accounting auditor and the internal audit department.

Consolidated Statement of Changes in Shareholders’ Equity

(	From April 1, 2021 to March 31, 2022)

(Unit: Thousands of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at beginning of period as of April 1, 2021	5,935,940	4,774,522	28,187,852	-85,556	38,812,758
Cumulative effect due to changes in the accounting policy			-59,866		-59,866
Balance at beginning of current period reflecting changes in the accounting policy	5,935,940	4,774,522	28,127,985	-85,556	38,752,891
Changes during the consolidated accounting period
Cash dividends			-274,436		-274,436
Net income attributable to shareholders of the parent company			520,304		520,304
Acquisition of treasury stock				-678	-678
Changes during the consolidated accounting period in items other than shareholders’ equity (net base)
Total changes during the consolidated accounting period	-	-	245,868	-678	245,189
Balance at end of period as of March 31, 2022	5,935,940	4,774,522	28,373,853	-86,235	38,998,081

	Accumulated other comprehensive income			Total net assets
	Net unrealized gains on available-for-sale securities	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of period as of April 1, 2021	4,741,571	-67,791	4,673,779	43,486,538
Cumulative effect due to changes in the accounting policy				-59,866
Balance at beginning of current period reflecting changes in the accounting policy	4,741,571	-67,791	4,673,779	43,426,671
Changes during the consolidated accounting period
Cash dividends				-274,436
Net income attributable to shareholders of the parent company				520,304
Acquisition of treasury stock				-678
Changes during the consolidated accounting period in items other than shareholders’ equity (net base)	-146,950	37,196	-109,754	-109,754
Total changes during the consolidated accounting period	-146,950	37,196	-109,754	135,434
Balance at end of period as of March 31, 2022	4,594,620	-30,594	4,564,025	43,562,106

Notes to Consolidated Financial Statements

[Notes on Important Matters that Serve as the Basis for Preparation of Consolidated Financial Statements]

1.	Matters related to the scope of consolidation
(1)	Number of consolidated subsidiaries: 3
(2)	Names of consolidated subsidiaries

Funabashi Shin-Keisei Bus Co., Ltd., Matsudo Shin-Keisei Bus Co., Ltd., Shinkeisei Retailing Net Co., Ltd.

(3)	Number of non-consolidated subsidiaries: 4
(4)	Names of non-consolidated subsidiaries

SK-Service Co., Ltd., SP-Parking Co., Ltd., Shinkeisei Estate Co., Ltd., Shin-Keisei Frontier Kikaku Co., Ltd.

(Reason for exclusion from the scope of consolidation)

Non-consolidated subsidiaries are small-sized companies and their total assets, sales, current period profit or loss (amount corresponding to equity) and retained earnings (amount corresponding to equity) in total do not have a material impact on consolidated financial statements.

2.	Matters related to the application of the equity method
(1)	Number of equity method affiliates: 2

Names of the companies: Keisei Construction, Inc., Keisei Sharyo Kogyo Co., Ltd.

(2)

Non-equity-method non-consolidated subsidiaries (SK-Service Co., Ltd., SP-Parking Co., Ltd., Shinkeisei Estate Co., Ltd., and Shin-Keisei Frontier Kikaku Co., Ltd.) have a minor impact on consolidated financial statements in terms of their current period profit or loss (amount corresponding to equity) and retained earnings (amount corresponding to equity) despite the equity method and less importance as a whole, and therefore excluded from the scope of application of the equity method.

3.	Matters related to fiscal years of consolidated subsidiaries

The fiscal year-ends of consolidated subsidiaries are consistent with the end of each consolidated accounting period.

4.	Matters related to the accounting policy
(1)	Valuation standards and methods for important assets

(i) Securities

Other securities

Marketable available-for-sale securities:

Market method based on market prices at the end of the consolidated accounting period (Valuation differences are treated by the total direct capitalization method and the selling cost is determined by the moving average method.)

Non-marketable available-for-sale securities:	Cost method according to the moving average method

(ii) Inventories

Valuation standards are according to the cost method (values in the consolidated balance sheet are subject to the book value reduction method based on decreased profitability).

Products:	Retail method
Land and buildings for sale:	Specific identification method
Stored goods:	Moving average method
(2)	Depreciation method for important depreciable assets
Tangible property:	The declining-balance method and straight-line method are adopted.
(excluding leased assets)

Approximately 60% of the acquisition cost is depreciated according to the declining-balance method, and approximately 40% thereof is depreciated according to the straight-line method. However, for buildings acquired on or after April 1, 1998 (excluding facilities attached thereto) and facilities attached to buildings and structures acquired on or after April 1, 2016, the straight-line method is adopted.

The estimated useful lives for the majority are as follows:

Buildings and structures: 15 to 40 years Mechanical and delivery equipment: 5 to 15 years
Intangible property:	The straight-line method is adopted.
However, software for the company’s own use is depreciated based on the available period in the company (five years).
Leased assets:	The lease period is the estimated useful life of each asset, and the straight-line method is adopted with zero residual value.
(3)	Recording standards for important provisions

Provision for bonuses

To appropriate to bonuses paid to employees, the amount borne in the current period from the amount expected to be paid in the future is recorded.

(4)	Accounting method for contributions in aid of construction

Contributions in aid of construction accepted by local governments (or the Ministry of Land, Infrastructure, Transport and Tourism) for the acquisition of noncurrent assets are recorded by reducing an amount equivalent to those contributions in aid of construction directly from the cost of acquisition of noncurrent assets at the completion of construction work. In the consolidated profit and loss statement, the amount of proceeds from contributions in aid of construction are recorded in extraordinary profits, and the amount directly reduced from the cost of acquisition of noncurrent assets is recorded in extraordinary losses as loss on reduction of noncurrent assets.

(5)	Recording standards for important revenue and expenses

(i) Recording standards for revenue in the main business

Revenue is recognized in the amount expected to be received in exchange for promised goods or services when control over the goods or services is transferred to the customer.

With respect to a commuter pass sold by Shin-Keisei as a “transportation undertaking,” revenue is recognized over the period of validity of the pass depending on its type.

(ii) Recording standards for revenue in finance lease transactions

Sales and the cost of sales are recorded at the time of receipt of lease payments.

(6)	Principal method of hedge accounting

As the method of hedge accounting, special treatment is adopted for interest rate swaps.

(7)	Other important matters for preparation of consolidated financial statements

Accounting related to retirement benefits

To prepare for the payment of retirement benefits to employees, the amount obtained by deducting the amount of pension assets from retirement benefit obligations is recorded as the net defined benefit liability based on the projected amount of the benefit obligations at the end of the current consolidated accounting period (however, if the amount of pension assets exceeds those obligations, that amount is recorded as the amount of the net defined benefit asset).

With respect to actuarial gain or loss arising in each consolidated accounting period, the amount prorated according to the straight-line method over certain years (10 years) within the average remaining years of service of employees at the time the gain or loss arises is processed mainly for the following consolidated accounting period.

Unrecognized actuarial gain or loss is recorded in remeasurements of defined benefit plans in accumulated other comprehensive income in net assets after tax effect adjustments.

[Notes on Changes in Accounting Policy]

1. Application of accounting standards for revenue recognition

From the beginning of the current consolidated accounting period, accounting standards including the “Accounting Standard for Revenue Recognition” (Accounting Standards Board of Japan No. 29 of March 31, 2020; hereinafter referred to as the “Revenue Recognition Accounting Standard”) have applied, and it is thus decided that revenue is recognized in the amount expected to be received in exchange for promised goods or services when control over the goods or services is transferred to the customer. According to this, with respect to a commuter pass sold by Shin-Keisei as a “transportation undertaking,” the method of revenue recognition has been changed to the effect that revenue is recognized over the period of validity of the pass, while it was recognized over a certain period of time depending on the type of the pass based on the month it was sold in the past.

With respect to the application of accounting standards including the Revenue Recognition Accounting Standard, in accordance with the transitional treatment prescribed in the proviso to paragraph 84 of the Revenue Recognition Accounting Standard, the cumulative effect amount to be recognized in the case of retroactive application of the new accounting policy prior to the beginning of the current consolidated accounting period is added to or deducted from retained earnings at the beginning of the current consolidated accounting period for the application of the new policy from the beginning thereof.

As a result, sales in the current consolidated accounting period increased by 86,089,000 yen, and operating income, ordinary income and income before income taxes and others increased by 86,089,000 yen, respectively, while the balance of retained earnings at the beginning of the current period decreased by 59,866,000 yen.

2. Application of accounting standards for fair value measurement

From the beginning of the current consolidated accounting period, accounting standards including the “Accounting Standard for Fair Value Measurement (Accounting Standards Board of Japan No. 30 of July 4, 2019; hereinafter referred to as the “Fair Value Measurement Accounting Standard”) have applied, and in accordance with the transitional treatment prescribed in paragraph 19 of the Fair Value Measurement Accounting Standard and paragraph 44-2 of the “Accounting Standard for Financial Instruments” (Accounting Standards Board of Japan No. 10 of July 4, 2019), it is thus decided that the new accounting policy prescribed in accounting standards including the Fair Value Measurement Accounting Standard applies prospectively.

There is no impact of this application on consolidated financial statements.

[Notes on Changes in Method of Presentation]

Consolidated profit and loss statement

It is decided that “grant income,” which has been presented in “others” in non-operating income for the previous consolidated accounting period and prior thereto, is listed separately from the current consolidated accounting period since the grant income becomes more important in terms of the amount.

[Notes on Accounting Estimates]

1.         Impairment loss on noncurrent assets

(1)	Amount recorded in consolidated financial statements for the current consolidated accounting period

　　　　Impairment loss:　　　-,000 yen

(2)	Other information

The Shin-Keisei Group groups its assets as the minimum unit of generating independent cash flows. Specifically, noncurrent assets - railway business are grouped by line as a whole, noncurrent assets - bus business are grouped by bus business operator, and noncurrent assets - real estate business are grouped by rental property. If an indication of impairment exists, the possibility of recognizing the impairment is determined based on future cash flow estimates.

For such future cash flow estimates, certain assumptions are made about factors including a percentage increase or decrease in the number of passengers carried due to trends of population along the railway or bus line or impacts of the novel coronavirus decease in the railway business and bus business, and the tenant retention rate in the real estate business.

These assumptions may be affected by factors such as changes in uncertain economic conditions in the future, and if it becomes necessary to review future cash flows, such review may have a material impact on consolidated financial statements for the following consolidated accounting period and thereafter.

2.         Recoverability of deferred tax assets

(1)	Amount recorded in consolidated financial statements for the current consolidated accounting period

Deferred tax assets:                   5,976,000 yen

Deferred tax liabilities:         951,018,000 yen

(2)	Other information

With respect to deferred tax assets, unused tax loss carried forward and deductible temporary differences are recognized to the extent that available taxable income is highly likely to accrue. For the determination of the possibility that taxable income accrues, the time and amount in which taxable income may be earned in the future are reasonably estimated to measure the amount. These estimates will be affected by uncertain economic conditions and corporate business conditions in the future, and if the actual time and amount are different from the estimates, such difference may have a material impact on the amount recognized in consolidated financial statements for the following consolidated accounting period and thereafter. If the effective tax rate is changed due to a tax reform, such change may have a material impact on the amount recognized in consolidated financial statements for the following consolidated accounting period and thereafter.

3.         Impacts of spread of the novel coronavirus disease

The Shin-Keisei Group has been affected by the spread of the novel coronavirus disease, and makes accounting estimates including that on the recoverability of deferred tax assets, assuming that the situation will gradually return to normal, but certain impact will remain. Since estimates related to the spread or convergence of the novel coronavirus disease involve uncertainty, actual results may be different from these assumptions.

[Notes to Consolidated Balance Sheet]

1.         Pledged assets and collateral-related liabilities

(1) Pledged assets	Buildings and structures	21,135,019,000 yen
	Mechanical and delivery equipment	4,410,000,000 yen
	Land	4,400,812,000 yen
	Others	316,437,000 yen
	Total	30,262,269,000 yen
(2) Collateral-related liabilities	Short-term borrowings	744,100,000 yen
	Long-term borrowings	4,060,500,000 yen
	Total	4,804,600,000 yen

2. Accumulated depreciation of tangible property	71,696,242,000 yen

3. Accumulated advanced depreciation by reduction of the book value of tangible property deducted from the cost of acquisition of the property	40,232,148,000 yen

4.        Amount of allowance for doubtful accounts directly deducted from the amount of assets

Investments and other assets Others	10,280,000 yen

[Notes to Consolidated Profit and Loss Statement]

1.	Revenue from contracts with customers

With respect to sales, revenue form contracts with customers and revenue other than that are not divided. The amount of revenue from contracts with customers is provided in “Notes on Revenue Recognition, 1. Information on disaggregation of revenue from contracts with customers.”

2.

The balance of land and buildings for sale at the end of the current consolidated accounting period is the amount after devaluation of book value due to decline in profitability, and the following loss on valuation of inventory is included in the cost of sales:

5,000,000 yen

[Notes to Consolidated Statement in Shareholders’ Equity]

1.	Type and total number of shares outstanding at the end of the current consolidated accounting period

　　Common stock　　　11,023,228 shares

2.	Matters related to dividends
(1)	Amount of dividends paid

Resolved at	Type of shares of stock	Total amount of dividends (Thousands of yen)	Dividends per share (Yen)	Record date	Effective date
Ordinary general meeting of shareholders on June 25, 2021	Common stock	137,219	12.5	March 31, 2021	June 28, 2021
Board of directors’ meeting on October 28, 2021	Common stock	137,216	12.5	September 30, 2021	December 3, 2021

(2)	Dividends whose record date is in the current consolidated accounting period but whose effective date is in the following period

t

To be resolved at	Type of shares of stock	Total amount of dividends (Thousands of yen)	Dividend resource	Dividends per share (Yen)	Record date	Effective date
Ordinary general meeting of shareholders on June 28, 2022	Common stock	137,215	Retained earnings	12.5	March 31, 2022	June 29, 2022

[Notes on Financial Instruments]

1.	Matters related to the status of financial instruments

The Shin-Keisei Group manages funds limited to short-term deposits and raises funds through borrowings from financial institutions such as banks.

Customers’ credit risk associated with accounts receivable is managed for reduction in accordance with the internal management regulations. Investment securities are shares of stock, and the fair value of listed shares of stock is grasped on a quarterly basis.

Borrowings are used as working capital and finance capital expenditure, and for the interest volatility risk in some long-term borrowings, interest swap transactions are carried out for fixation of the interest expense. Derivatives are limited to the above transactions in accordance with the internal management regulations.

2.	Matters related to the fair value of financial instruments

The amount, fair value and difference between them in the consolidated balance sheet as of March 31, 2022 are as follows:

(Unit: Thousands of yen)

	Amount recorded in the consolidated balance sheet (*)	Fair value (*)	Difference
(1) Lease investment assets	793,241	793,241	-
(2) Investment securities
Other securities	7,053,592	7,053,592	-
(3) Long-term borrowings (including those to be repaid within one year)	(7,599,600)	(7,658,627)	59,027

　 (*) Those recorded as liabilities are shown in parentheses.

(Note 1)

Cash and deposits, accounts receivable, accounts payable,　payments due and short-term borrowings are omitted here since their fair value approximates the book value due to settlement in a short period of time.

(Note 2)	Non-marketable available-for-sale securities are not included in “(2) Investment securities.” The amount recorded in the consolidated balance sheet is as follows:

(Unit: Thousands of yen)
Classification	Amount recorded in the consolidated balance sheet
Unlisted stock	3,100,282

3.	Matters related to the breakdown of the fair value of financial instruments by level

The fair value of financial instruments is classified into the following three levels according to the observability and importance of the input used for valuation:

Level 1 fair value:	Fair value measured according to (unadjusted) quoted prices in active markets for identical assets or liabilities
Level 2 fair value:	Fair value measured using any directly or indirectly observable input other than the input in the level 1
Level 3 fair value:	Fair value measured using material unobservable input

If several inputs that have a material impact on the fair value measurement are used, the fair value is classified into the level whose priority in fair value measurement is the lowest among the levels to which those inputs are attributable.

(1) Financial instruments recorded in the consolidated balance sheet at the fair value

(Unit: Thousands of yen)

Classification	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities
Other securities	7,053,592	-	-	7,053,592

(2) Financial instruments other than those recorded in the consolidated balance sheet at the fair value

(Unit: Thousands of yen)

Classification	Fair value
	Level 1	Level 2	Level 3	Total
Lease investment assets	-	-	793,241	793,241
Long-term borrowings (including those to be repaid within one year)	-	7,658,627	-	7,658,627

(Note) Valuation means used for fair value measurement and explanations on inputs related thereto

Investment securities

Listed shares of stock are valuated using quoted prices. Listed shares of stock are traded on active markets and classified into the level 1 fair value.

Lease investment assets

They are measured at the present value of the total amount of principal and interest discounted at a rate expected in cases of similar new lease transactions, and classified into the level 3 fair value due to the use of material unobservable input.

Long-term borrowings (including those to be repaid within one year)

They are measured at the present value of the total amount of principal and interest discounted at a rate expected in cases of similar new borrowings, and classified into the level 2 fair value.

[Notes on Leased Real Estate]

1.	Matters related to the status of leased real estate

Shin-Keisei owns buildings for rent (including their land) in Chiba Prefecture.

2.	Matters related to the fair value of leased real estate

(Unit: Thousands of yen)
Amount recorded in the consolidated balance sheet	Fair value
14,451,461	33,082,204

(Note 1)	The amount recorded in the consolidated balance sheet is obtained by deducting accumulated depreciation from the cost of acquisition.
(Note 2)

The fair value at the end of the current consolidated accounting period is the amount based on the real estate appraisal report by an external real estate appraiser for major property, or the amount measured internally based on the real estate appraisal standards for other property (including those adjusted using appraisal index).

[Notes on Per-Share Information]

1. Amount of net assets per share	3,968.40 yen

2. Net income per share	47.40 yen

[Notes on Material Event after Reporting Period]

Execution of the Share Exchange Agreement

The board of directors of Shin-Keisei adopted at its meeting held on April 28, 2022 the resolution that a share exchange in which Keisei Electric Railway Co., Ltd. (hereinafter referred to as “Keisei”) would be the wholly owning parent company resulting from the share exchange and Shin-Keisei would be the wholly owned subsidiary company resulting from the share exchange be carried out (hereinafter referred to as the “Share Exchange”), and on the same date, a share exchange agreement was entered into between the two companies (hereinafter referred to as the “Share Exchange Agreement”).

It is scheduled that the Share Exchange will be carried out on September 1, 2022 as the effective date without approval at any meeting of shareholders of Keisei through procedures for a simplified share exchange under the provisions of Article 796, paragraph 2 of the Companies Act, and with approval for the Share Exchange Agreement by an extraordinary resolution adopted at the ordinary general meeting of shareholders of Shin-Keisei to be held on June 28, 2022.

It is also scheduled that on August 30, 2022 prior to the effective date of the Share Exchange (scheduled to be September 1, 2022), common shares of stock of Shin-Keisei (hereinafter referred to as the “Shares of Shin-Keisei”) will be delisted from the standard market of Tokyo Stock Exchange, Inc. (hereinafter referred to as the “Tokyo Stock Exchange”) (to be last traded on August 29, 2022).

(1) Purpose of the Share Exchange

We think the Share Exchange will bring about the following synergies:

- reinforcing both companies’ business foundation in northwestern Chiba Prefecture and revitalizing local communities;

- strengthening both companies’ competitiveness and expanding their business scale through mutual use of their business resources;

- achieving an efficient collaborative framework through leveraging economies of scale.

(2) Outline of the Share Exchange

(i) Schedule for the Share Exchange

Record date for ordinary general meeting of shareholders	(Shin-Keisei)	March 31, 2022
Date of resolution by board of directors for execution of the Share Exchange Agreement	(Keisei and Shin-Keisei)	April 28, 2022
Date of the execution of the Share Exchange Agreement	(Keisei and Shin-Keisei)	April 28, 2022
Date of holding an ordinary general meeting of shareholders to approve the Share Exchange Agreement	(Shin-Keisei)	June 28, 2022 (planned)
Final date of trading	(Shin-Keisei)	August 29, 2022 (planned)
Date of delisting	(Shin-Keisei)	August 30, 2022 (planned)
Planned Date of the Share Exchange to become effective (effective date)		September 1, 2022 (planned)

(ii) Share Exchange method

The Share Exchange will be one in which Keisei will become the wholly owning parent company of Shin-Keisei and Shin-Keisei will become Keisei’s wholly owned subsidiary. The Share Exchange will be conducted with September 1, 2022 as the Planned Date, where Keisei takes a simplified share exchange procedure under Article 796, paragraph 2 of the Companies Act without obtaining approval from a general meeting of shareholders, and after Shin-Keisei obtains approval for the Share Exchange Agreement by resolution of an ordinary general meeting of shareholders to take place on June 28, 2022.

(iii) Description of allotment for the Share Exchange

	Keisei (wholly owning parent company)	Shin-Keisei (wholly owned subsidiary)
Allotment ratio for the Share Exchange	1	0.82
Number of shares to be granted due to the Share Exchange	Common stock of Keisei: 4,983,417 shares (planned)

Note 1: Allotment ratio for common stock

0.82 shares of common stock of Keisei (“Keisei Stock”) will be allotted for one Share of Shin-Keisei. However, for the Shares of Shin-Keisei held by Keisei (4,899,895 shares as of April 28, 2022), no shares will be allotted in the Share Exchange. If any significant changes are made to any of the various conditions forming the basis of calculation, there is potential for the aforementioned allotment ratio for the Share Exchange (“Share Exchange Ratio”) to be revised after being discussed and agreed to by both companies.

Note 2: Number of shares of Keisei to be granted due to the Share Exchange:

Keisei stock: 4,983,417 shares (planned)

The aforementioned number of shares was calculated in accordance with the number of outstanding shares of Shin-Keisei (11,023,228 shares) on March 31, 2022 and the number of shares of its treasury stock (45,994 shares) on March 31, 2022 and the number of the Shares of Shin-Keisei held by Keisei (4,899,895 shares) on April 28, 2022.

Keisei will grant, in place of the Shares of Shin-Keisei it holds, shares of Keisei in a number calculated in accordance with the Share Exchange Ratio to parties that are shareholders of Shin-Keisei on a date immediately prior to Keisei acquiring all outstanding shares of Shin-Keisei in the Share Exchange (excluding the Shares of Shin-Keisei held by Keisei) (“Record Date”) (referring to parties that are shareholders after the treasury stock set forth below is retired, and excluding Keisei). Keisei will appropriate shares of treasury stock it holds (1,605,651 shares on April 28, 2022) as shares of Keisei to be granted in the Share Exchange, and will refrain from issuing new shares. To maximize shareholder profit through expeditiously and flexibly implementing capital policies as well as improve in capital efficiency, Keisei will separately acquire treasury stock in a number up to 5,000,000 shares (the “Treasury Stock Acquisition”). The outline of the treasury stock acquisition is as follows: 1. type of stock subject to the acquisition: Keisei Stock; 2. maximum total number of shares that can be acquired: 5,000,000 shares (percentage of the total number of outstanding shares (excluding the treasury stock): 2.93%); 3. total amount of the stock acquisition: (up to) 18,000,000,000 yen; 4. period for the treasury stock acquisition: from April 29, 2022 to August 31, 2022; 5. acquisition method: market purchase including treasury stock purchase through the off-hours trading system (ToSTNeT-3) of the Tokyo Stock Exchange; 6. other items required: all decisions on the required items other than 1. to 5. above regarding the treasury stock acquisition shall be left entirely to the Representative Director and President; 7. (reference) treasury stock held as of April 28, 2022: total number of outstanding shares (excluding the treasury stock), 170,805,534 shares and number of treasury stock, 1,605,651 shares.

All shares of treasury stock held by Shin-Keisei on the Record Date (including shares of treasury stock to be acquired by Shin-Keisei due to the share repurchase request exercised pursuant to Article 785, paragraph 1 of the Companies Act in the Share Exchange) will be retired with immediate effect by resolution of a board of directors meeting held no later than a day prior to the Planned Date for the Share Exchange.

The total number of shares of Keisei to be granted in the Share Exchange is subject to change in the future due to acquisition or retirement of treasury stock by Shin-Keisei.

(3) Grounds and reasons for allotment involved in the Share Exchange

In calculating the Share Exchange Ratio, each company decided to individually request a third-party calculation agency independent from them to calculate the ratio of the Share Exchange in order to ensure that the calculations are fair and reasonable. Keisei selected Mizuho Securities Co., Ltd. as a financial advisor and third-party calculation agency for the company, while Shin-Keisei selected the Development Bank of Japan Inc. as a financial advisor and third-party calculation agency for the company. As legal advisors independent of the two companies, Keisei appointed Takusyou Sogo Law Office and Shin-Keisei appointed Oh-Ebashi LPC & Partners.

Based on the share exchange ratio calculation report received from the third-party calculation agency of each company, advice from the legal advisor of each company and the result of due diligence on the other company carried out by each company, the two companies have carefully considered the terms and conditions of the Share Exchange including the Share Exchange Ratio and repeatedly consulted with each other on several occasions. As a result, the companies came to the conclusion that a share exchange at the Share Exchange Ratio was reasonable and contributed to the interests of shareholders of each company, and thus decided to carry out the Share Exchange at the Share Exchange Ratio and entered into the Share Exchange Agreement.

The Share Exchange Ratio is subject to change upon consultation by the two companies if any significant revision is made to the terms and conditions forming the basis for the calculation.

[Notes on Revenue Recognition]

1.	Information on disaggregation of revenue from contracts with customers

				(Unit: Thousands of yen)
	Reportable segment			Total
	Transportation business	Real estate business	Convenience store business
Railway business	9,354,549	-	-	9,354,549

Bus business	3,939,928	-	-	3,939,928

Convenience store business	-	-	2,371,257	2,371,257
Revenue from contracts with customers	13,294,478	-	2,371,257	15,665,735
Other revenue	-	3,205,346	-	3,205,346
Operating revenue for external customers	13,294,478	3,205,346	2,371,257	18,871,082

2.	Underlying information to understand revenue

It is as provided in “Notes on Important Matters that Serve as the Basis for Preparation of Consolidated Financial Statements, 4. Matters related to the accounting policy, (5) Recording standards for important revenue and expenses, (i) Recording standards for revenue in the main business.”

[Other Notes]

An amount shown is rounded down to the nearest thousand yen.

Statement of Changes in Shareholders’ Equity

(	From April 1, 2021 to March 31, 2022)

	(Unit: Thousands of yen)
	Shareholders’ equity
		Capital surplus			Retained earnings
						Other retained earnings
	Capital stock	Capital reserve	Other capital surplus	Total capital surplus	Legal reserve	General reserve	Reserve for reduction entry of replaced property	Retained earnings carried forward	Total retained earnings	Treasury stock	Total shareholders’ equity
Balance at beginning of year as of April 1, 2021	5,935,940	4,773,405	1,116	4,774,522	523,210	2,480,500	5,953	21,017,080	24,026,744	-85,556	34,651,650
Cumulative effect due to changes in the accounting policy								-59,866	-59,866		-59,866
Balance at beginning of current year reflecting changes in the accounting policy	5,935,940	4,773,405	1,116	4,774,522	523,210	2,480,500	5,953	20,957,213	23,966,877	-85,556	34,591,783
Changes during the current year
Reversal of reserve for reduction entry of replaced property							-483	483	-		-
Cash dividends								-274,436	-274,436		-274,436
Net income								737,848	737,848		737,848
Acquisition of treasury stock										-678	-678
Changes in items other than shareholders’ equity during the current year (net base)
Total changes during the current year	-	-	-	-	-	-	-483	463,896	463,412	-678	462,734
Balance at end of year as of March 31, 2022	5,935,940	4,773,405	1,116	4,774,522	523,210	2,480,500	5,469	21,421,110	24,430,290	-86,235	35,054,517

	Valuation and translation adjustments
	Net unrealized gains on available-for-sale securities	Total valuation and translation adjustments	Total net assets
Balance at beginning of year as of April 1, 2021	4,641,412	4,641,412	39,293,063
Cumulative effect due to changes in the accounting policy			-59,866
Balance at beginning of current year reflecting changes in the accounting policy	4,641,412	4,641,412	39,233,196
Changes during the current year
Reversal of reserve for reduction entry of replaced property			-
Cash dividends			-274,436
Net income			737,848
Acquisition of treasury stock			-678
Changes in items other than shareholders’ equity during the current year (net base)	-196,085	-196,085	-196,085
Total changes during the current year	-196,085	-196,085	266,648
Balance at end of year as of March 31, 2022	4,445,327	4,445,327	39,499,845

Notes to Non-Consolidated Financial Statements

[Notes on Important Matters related to Accounting Policy]

1.	Valuation standards and methods for assets
(1)	Valuation standards and methods for securities
Shares in subsidiaries and affiliates:	Cost method according to the moving average method

Other securities

Marketable available-for-sale securities:

Market method based on market prices at the end of the fiscal year (Valuation differences are treated by the total direct capitalization method and the selling cost is determined by the moving average method.)

Non-marketable available-for-sale securities:	Cost method according to the moving average method
(2)	Valuation standards and methods for inventories

Valuation standards are according to the cost method (values in the balance sheet are subject to the book value reduction method based on decreased profitability).

Land and buildings for sale:	Specific identification method
Stored goods:	Moving average method

2.	Depreciation method for noncurrent assets

Tangible property (excluding leased assets)

Noncurrent assets - railway business:	The declining-balance method is adopted.
Noncurrent assets - real estate business:	The straight-line method is adopted.
Noncurrent assets - shared:	The declining-balance method is adopted.

However, for buildings as noncurrent assets - railway business and noncurrent assets - shared acquired on and after April 1, 1998 (excluding facilities attached thereto) and facilities attached to buildings and structures acquired on and after April 1, 2016, the straight-line method is adopted.

For replacement assets as noncurrent assets - railway business, the replacement method is adopted.

The estimated useful lives for the majority are as follows:

Buildings:	15 to 40 years
Structures:	15 to 40 years
Vehicles:	5 to 13 years
Intangible property:	The straight-line method is adopted.
However, software for the company’s own use is depreciated according to the straight-line method based on the available period in the company (five years).
Leased assets:	The lease period is the estimated useful life of each asset, and the straight-line method is adopted with zero residual value.

3.	Recording standards for provisions
(1)	Provision for bonuses

To appropriate to bonuses paid to employees, the amount borne in the current year from the amount expected to be paid in the future is recorded.

(2)	Provision for retirement benefits

To prepare for the payment of retirement benefits to employees, the amount obtained based on the projected amount of retirement benefit obligations and pension assets at the end of the current fiscal year is recorded.

With respect to actuarial gain or loss arising in each fiscal year, the amount prorated according to the straight-line method over certain years (10 years) within the average remaining years of service of employees at the time the gain or loss arises is processed mainly for the following fiscal year.

(3)	Allowance for doubtful accounts

With respect to golf course membership, market prices at the end of the current fiscal year that are less than security deposits are recorded.

(4)	Provision for loss on investments

To prepare for loss on investments in related companies, estimated loss is recorded taking into account any conditions such as financial conditions of investees.

4.	Accounting method for contributions in aid of construction

Contributions in aid of construction accepted by local governments (or the Ministry of Land, Infrastructure, Transport and Tourism) for the acquisition of noncurrent assets are recorded by reducing an amount equivalent to those contributions in aid of construction directly from the cost of acquisition of noncurrent assets at the completion of construction work.

In the profit and loss statement, the amount of proceeds from contributions in aid of construction are recorded in extraordinary profits, and the amount directly reduced from the cost of acquisition of noncurrent assets is recorded in extraordinary losses as loss on reduction of noncurrent assets.

5.	Recording standards for revenue and expenses
(1)	Recording standards for revenue in the main business

Revenue is recognized in the amount expected to be received in exchange for promised goods or services when control over the goods or services is transferred to the customer.

With respect to a commuter pass sold by Shin-Keisei in its railway business, revenue is recognized over the period of validity of the pass depending on its type.

(2)	Recording standards for revenue in finance lease transactions

Sales and the cost of sales are recorded at the time of receipt of lease payments.

6.	Method of hedge accounting

As the method of hedge accounting, special treatment is adopted for interest rate swaps.

[Notes on Changes in Accounting Policy]

1. Application of accounting standards for revenue recognition

From the beginning of the current fiscal year, accounting standards including the “Accounting Standard for Revenue Recognition” (Accounting Standards Board of Japan No. 29 of March 31, 2020; hereinafter referred to as the “Revenue Recognition Accounting Standard”) have applied, and it is thus decided that revenue is recognized in the amount expected to be received in exchange for promised goods or services when control over the goods or services is transferred to the customer. According to this, with respect to a commuter pass sold by Shin-Keisei in its railway business, the method of revenue recognition has been changed to the effect that revenue is recognized over the period of validity of the pass, while it was recognized over a certain period of time depending on the type of the pass based on the month it was sold in the past.

With respect to the application of accounting standards including the Revenue Recognition Accounting Standard, in accordance with the transitional treatment prescribed in the proviso to paragraph 84 of the Revenue Recognition Accounting Standard, the cumulative effect amount to be recognized in the case of retroactive application of the new accounting policy prior to the beginning of the current fiscal year is added to or deducted from retained earnings at the beginning of the current fiscal year for the application of the new policy from the beginning thereof.

As a result, sales in the current fiscal year increased by 86,089,000 yen, and operating income, ordinary income and income before income tax increased by 86,089,000 yen, respectively, while the balance of retained earnings at the beginning of the current year decreased by 59,866,000 yen.

2. Application of accounting standards for fair value measurement

From the beginning of the current fiscal year, accounting standards including the “Accounting Standard for Fair Value Measurement (Accounting Standards Board of Japan No. 30 of July 4, 2019; hereinafter referred to as the “Fair Value Measurement Accounting Standard”) have applied, and in accordance with the transitional treatment prescribed in paragraph 19 of the Fair Value Measurement Accounting Standard and paragraph 44-2 of the “Accounting Standard for Financial Instruments” (Accounting Standards Board of Japan No. 10 of July 4, 2019), it is thus decided that the new accounting policy prescribed in accounting standards including the Fair Value Measurement Accounting Standard applies prospectively.

There is no impact of this application on financial statements.

[Notes on Changes in Method of Presentation]

Profit and loss statement

It is decided that “life insurance bonus,” which has been presented in “others” in non-operating income for the previous fiscal year and prior thereto, is listed separately from the current fiscal year since the life insurance bonus becomes more important in terms of the amount.

[Notes on Accounting Estimates]

1. Impairment loss on noncurrent assets

(1)	Amount recorded in financial statements for the current fiscal year

Impairment loss:　　　-,000 yen

(2)	Other information

Shin-Keisei groups its assets as the minimum unit of generating independent cash flows. Specifically, noncurrent assets - railway business are grouped by line as a whole, and noncurrent assets - real estate business are grouped by rental property. If an indication of impairment exists, the possibility of recognizing the impairment is determined based on future cash flow estimates.

For such future cash flow estimates, certain assumptions are made about factors including a percentage increase or decrease in the number of passengers carried due to trends of population along the railway line or impacts of the novel coronavirus decease in the railway business, and the tenant retention rate in the real estate business.

These assumptions may be affected by factors such as changes in uncertain economic conditions in the future, and if it becomes necessary to review future cash flows, such review may have a material impact on financial statements for the following fiscal year and thereafter.

2. Recoverability of deferred tax assets

(1)	Amount recorded in financial statements at the end of the current fiscal year

Deferred tax liabilities: 955,111,000 yen

(2)	Other information

With respect to deferred tax assets, deductible temporary differences are recognized to the extent that available taxable income is highly likely to accrue. For the determination of the possibility that taxable income accrues, the time and amount in which taxable income may be earned in the future are reasonably estimated to measure the amount. These estimates will be affected by uncertain economic conditions and corporate business conditions in the future, and if the actual time and amount are different from the estimates, such difference may have a material impact on the amount recognized in financial statements for the following fiscal year and thereafter. If the effective tax rate is changed due to a tax reform, such change may have a material impact on the amount recognized in financial statements for the following fiscal year and thereafter.

3. Valuation of shares of stock in related companies

(1)	Amount recorded in financial statements at the end of the current fiscal year

Shares in related companies: 6,678,653,000 yen

* The provision for loss on investments related to shares in related companies 100,000,000 yen is directly deducted.

(2)	Other information

If the net asset value of shares in related companies significantly falls below the book value, the impaired assets are written down excluding those recoverable based on the business plan. In addition, a provision for loss on investments is recorded.

In the event of changes in conditions or assumptions such as market circumstances to which a business plan is subject, those changes may affect the valuation of recoverability of the net asset value of shares of stock and as a result, a valuation loss or bad debt may be incurred, which has a material impact on the amount of shares of stock in related companies in financial statements for the following fiscal year.

4. Impacts of spread of the novel coronavirus disease

It is as provided in the “Notes to Consolidated Financial Statements (Notes on Accounting Estimates, 3. Impacts of spread of the novel coronavirus disease)” to the consolidated financial statements.

[Notes to Balance Sheet]

1. Pledged assets and collateral-related liabilities
(1) Pledged assets	Noncurrent assets - railway business	26,564,532,000 yen
	Noncurrent assets - real estate business	3,407,058,000 yen
	Noncurrent assets - shared	290,679,000 yen
	Total	30,262,269,000 yen
(2) Collateral-related liabilities	Short-term borrowings	744,100,000 yen
	Long-term borrowings	4,060,500,000 yen
	Total	4,804,600,000 yen
	2. Accumulated depreciation of tangible property	71,682,334,000 yen
	3. Fixed business assets: Tangible property	44,475,231,000 yen
	Land	12,175,105,000 yen
	Buildings	11,818,818,000 yen
	Structures	14,556,632,000 yen
	Vehicles	4,482,910,000 yen
	Others	1,441,764,000 yen
	Intangible property	592,168,000 yen
4. Accumulated contributions in aid of construction directly reduced from the cost of acquisition of noncurrent assets
40,232,148,000 yen
5. Amount of allowance for doubtful accounts directly deducted from the amount of assets
	Other investments	10,280,000 yen
6. Amount of provision for loss on investments directly deducted from the amount of assets
	Shares of stock in related companies	100,000,000 yen
7. Monetary claims and obligations to related companies
	Short-term monetary claims	70,427,000 yen
	Short-term monetary obligations	2,622,027,000 yen

[Notes to Profit and Loss Statement]

1. Operating revenue	13,320,132,000 yen
2. Operating expenses	12,333,989,000 yen
Carriage business expenses and the cost of sales	7,344,325,000 yen
Selling, general and administrative expenses	989,588,000 yen
Taxes	817,706,000 yen
Depreciation expenses	3,182,369,000 yen
3. Transaction volume with related companies
Volume of business transactions
Operating revenue	907,427,000 yen
Operating expenses	1,330,035,000 yen
Volume of transactions other than business transactions	777,248,000 yen
4.

The balance of land and buildings for sale at the end of the current fiscal year is the amount after devaluation of book value due to decline in profitability, and the following loss on valuation of inventory is included in the cost of sales:

5,000,000 yen

[Notes to Statement of Changes in Shareholders’ Equity]

Type and number of own shares at the end of the current fiscal year

Common stock　　　45,994 shares

[Notes on Tax Effect Accounting]

Breakdown of deferred tax assets and deferred tax liabilities by main cause of creation

Deferred tax assets
Provision for retirement benefits	766,329,000 yen
Impairment loss	157,412,000 yen
Devaluation of real estate for sale	114,633,000 yen
Provision for bonuses	101,955,000 yen
Loss on valuation of investment securities	74,010,000 yen
Loss on valuation of golf course membership	72,402,000 yen
Provision for loss on investments	30,460,000 yen
Asset retirement obligations	30,434,000 yen
Accrued business tax	28,173,000 yen
Loss on valuation of shares in related companies	26,804,000 yen
Accrued bonuses and legal welfare expenses	15,904,000 yen
Allowance for doubtful accounts	3,131,000 yen
Others	3,042,000 yen
Subtotal of deferred tax assets	1,424,697,000 yen
Valuation reserve	-471,879,000 yen
Total of deferred tax assets	952,817,000 yen
Deferred tax liabilities
Net unrealized gains on available-for-sale securities	-1,904,414,000 yen
Reserve for reduction entry of replaced property	-2,395,000 yen
Asset retirement obligations	-1,118,000 yen
Total of deferred tax liabilities	-1,907,929,000 yen
Net deferred tax liabilities	955,111,000 yen

[Notes on Transactions with Related Parties]

Subsidiaries and affiliates

Type	Corporate name	Ownership of voting shares, etc. (%)	Relationship with the related party	Transaction details	Transaction amount (Thousands of yen) (Note 3)	Title	Balance at end of year (Thousands of yen) (Note 3)
Subsidiary	Matsudo Shin-Keisei Bus Co., Ltd.	Direct 100.0	Receipt of funds Interlocking directorates	Repayment of deposits for consumption (Note 1)	300,000	Deposit received	800,000
Affiliate	Keisei Construction, Inc.	Direct 28.5	Interlocking directorates	Purchase of noncurrent assets (Note 2)	682,031	Account payable	215,394

Transaction terms and the policy of determining the terms

(Note)	1.	Deposits for consumption are associated with fund management by Matsudo Shin-Keisei Bus Co., Ltd. Interest rates are determined taking into account the procurement interest rates of Shin-Keisei.
2.	Purchase of noncurrent assets is determined taking into account factors such as market prices.
3.	Consumption and other taxes are not included in the transaction amount, and are included in the balance at end of year.

[Notes on Per-Share Information]

1. Amount of net assets per share	3,598.34 yen

2. Net income per share	67.22 yen

[Notes on Material Event after Reporting Period]

Execution of the Share Exchange Agreement

It is as provided in the Notes to Consolidated Financial Statements, “Notes on Material Event after Reporting Period, Execution of the Share Exchange Agreement.”

[Notes on Revenue Recognition]

Underlying information to understand revenue is omitted here since it is identical to that contained in the Notes to Consolidated Financial Statements, “Notes on Revenue Recognition.”

[Other Notes]

An amount shown is rounded down to the nearest thousand yen.